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As filed with the Securities and Exchange Commission on September 5, 2003

Registration No. 333-107260

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Click2learn, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	91-1276003 (I.R.S. Employer Identification Number)
110-110th Avenue NE Bellevue, Washington 98004 (425) 462-0501 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

John D. Atherly
Chief Financial Officer
Click2learn, Inc.
110-110th Avenue NE
Bellevue, Washington 98004
(425) 462-0501
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Scott L. Gelband Perkins Coie LLP 505 Fifth Avenue South, Suite 620 Seattle, Washington 98104-3846 (206) 287-3505

Approximate date of commencement of proposed sale to the public:
 From time to time after this registration statement becomes effective.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to be Registered(1)	Proposed Maximum Aggregate Offering Price(2)	Proposed Maximum Per Share Offering Price(2)	Amount of Registration Fee(3)

Common Stock, $.01 par value	7,460,644 shares	$14,660,165	$1.965	$1,186.01

Common Stock, $.01 par value, issuable on exercise of warrants	2,984,253 shares	$ 5,864,057	$1.965	$ 474.40

Total	10,444,897 shares	$20,524,222	$1.965	$1,660.41

(1)
All 10,444,897 shares registered pursuant to this registration statement are to be offered by the selling stockholders. Pursuant to Rule 416, this registration statement also covers such number of additional shares of common stock to prevent dilution resulting from stock splits, stock dividends and similar transactions pursuant to the terms of the warrants referenced above.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 on the basis of the average of the high and low selling prices of the Common Stock on July 18, 2003, as reported on the Nasdaq National Market.

(3)
This amount has previously been paid upon filing of the Registration Statement on Form S-3 (File No. 333-107260).

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED SEPTEMBER 5, 2003

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

10,444,897 Shares

Click2learn, Inc.
Common Stock

        All of the 10,444,897 shares of common stock of Click2learn, Inc. are being sold by the selling stockholders listed on page 13 of this prospectus. We will not receive any proceeds from the sale of shares offered by the selling stockholders.

        The selling stockholders may sell the shares from time to time on the Nasdaq National Market at the prevailing market price or in negotiated transactions.

        Our common stock is traded on the Nasdaq National Market under the symbol "CLKS". On August 28, 2003, the last reported sale price of our common stock was $1.92 per share.

        Investing in the common stock involves a high degree of risk. See "Risk Factors" beginning on page 4.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2003.

FORWARD-LOOKING STATEMENTS

        This prospectus, any supplement to this prospectus and the documents incorporated by reference includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. This Act provides a "safe harbor" for forward-looking statements to encourage companies to provide prospective information about themselves so long as they identify these statements as forward-looking and provide meaningful cautionary statements identifying important factors that could cause actual results to differ from the projected results. All statements other than statements of historical fact we make in this prospectus, any supplement to this prospectus and the documents incorporated by reference are forward-looking. Such forward-looking statements involve risks and uncertainties, including, among other things, statements regarding our anticipated costs and expenses and revenue mix. Such forward-looking statements include, among others, the words "expect", "anticipate", "intend", "believe" and similar language. Our actual results may differ significantly from those projected in the forward-looking statements. Factors that might cause or contribute to such differences include, but are not limited to those discussed in the section "Risk Factors." We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

        We file reports, proxy statements and other information with the SEC. You may read any document we file at the SEC's public reference room at 450 Fifth Street NW, Washington, D.C. 20549. Please call the SEC toll free at 1-800-SEC-0330 for information about its public reference room. You may also read our filings at the SEC's web site at http://www.sec.gov.

        We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933. This prospectus does not contain all of the information in the registration statement. We have omitted certain parts of the registration statement, as permitted by the rules and regulations of the SEC. You may inspect and copy the registration statement, including exhibits, at the SEC's public reference facilities or web site. Our statements in this prospectus about the contents of any contract or other document are not necessarily complete. You should refer to the copy of each contract or other document we have filed as an exhibit to the registration statement for complete information.

        The SEC allows us to "incorporate by reference" into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is part of this prospectus, and any later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, and any additional documents filed by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is terminated:

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  our Annual Report on Form 10-K for the fiscal year ended December 31, 2002;

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  our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003 and June 30, 2003;

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  our Current Reports on Form 8-K dated January 2, 2003, January 21, 2003, June 2, 2003 and June 20, 2003;

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  the description of the common stock in our Registration Statement on Form 8-A filed on May 19, 1998, as amended on August 8, 2002, under Section 12(g) of the Exchange Act.

        You may obtain these documents free of charge by contacting our corporate secretary at our principal offices, which are located at 110-110thAvenue, N.E., Bellevue, Washington, 98004, Attention: Investor Relations, or by calling (425) 462-0501.

        You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. The selling stockholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

Click2learn, Inc.

        We are a leading developer and provider of enterprise learning solutions for companies, government agencies and educational institutions. We design, develop, market, license and support an integrated suite of enterprise software products and related services that allow our customers to cost-effectively create, personalize and manage the delivery of learning and knowledge content. Our flagship product, the Aspen Enterprise Productivity Suite, combines collaborative content development, comprehensive learning management and virtual classroom systems into a single, integrated product suite with a unified architecture and user experience. We provide our products and services to customers across a broad range of industries including financial services, accounting, healthcare, insurance, technology, manufacturing, telecommunications, transportation, utilities, government and education.

        We were originally incorporated under the name Asymetrix Corporation in the state of Washington in 1984. We reincorporated in Delaware under the name Asymetrix Learning Systems, Inc. in 1998 and changed our name, most recently, to Click2learn, Inc. in June 2001. Our executive offices are located at 110-110th Avenue, NE, Bellevue, Washington 98004. Our telephone number at this location is (425) 462-0501. Our web site is located at http://www.click2learn.com. Information contained in our web site is not part of this prospectus.

RISK FACTORS

        You should consider carefully the risks described below before purchasing our common stock. The risks described below are not the only ones that we may face. If any of the events underlying the risk factors actually occur, our business, financial condition and results of operations could be materially and adversely affected. In such case, the trading price of our common stock could decline and you could lose part or all of your investment.

Our quarterly operating results are uncertain and may fluctuate significantly, which could negatively affect the value of your investment.

        Our operating results are difficult to predict accurately and have varied significantly from quarter to quarter and are likely to continue to fluctuate as a result of a variety of factors, many of which we cannot control. Factors that may adversely affect our quarterly operating results include:

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  the size and timing of product orders and the timing and execution of professional services engagements;

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  the mix of revenue from products and services;

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  the mix of products sold;

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  the ability to meet client project milestones;

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  the market acceptance of our products and services;

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  our ability to develop and market new or enhanced products and services in a timely manner and the market acceptance of these products and services;

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  the timing of revenue and expense recognition; and

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  recognition of impairment of existing assets.

        Our future revenue is difficult to predict and we may not be able to adjust spending in response to revenue shortfalls. Our limited operating history with our current enterprise learning solutions and the emerging nature of the enterprise learning market make prediction of future revenue and expenses difficult. Expense levels are based, in part, on expectations as to future revenue and largely are fixed in the short term. If we are unable to predict future revenue accurately, we may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall.

Our business may not generate the cash needed to finance our operations, and for that and other reasons we may need additional financing in the future, which we may be unable to obtain.

        Although our business generated positive cash flow from operations over the first six months of 2003 and we expect to generate positive cash flow from operations at currently anticipated revenue levels and revenue mix during the second half of 2003, we may not achieve expected revenue levels or revenue mix and our business may not maintain positive cash flow. If our business does not generate the cash needed to finance our operations, we may need to obtain additional financing or take steps to restrict our operations in order to conserve existing cash. In addition, poor financial results or unanticipated expenses could give rise to additional financing requirements. We may be unable to obtain financing on terms favorable to us, or at all. If we need to obtain financing and adequate funds are not available or are not available on acceptable terms, we may be required to make further expense reductions, which could significantly restrict our operations and limit our ability to enhance our products, fund expansion, respond to competitive pressures or take advantage of business opportunities.

A deterioration of general economic conditions may materially and adversely affect our business.

        Our revenue is subject to fluctuation as a result of general economic conditions and overall spending in the technology and enterprise software sectors. A significant portion of our revenue is derived from the sale of products and services to large companies or government agencies, which historically have reduced their expenditures for enterprise software applications during economic downturns. In recent quarters, our sales force has experienced increased delays, cancellations or reductions in scope of sales opportunities as a result of the downturn in the economy. Further war or acts of terrorism may cause the economy to weaken further, which could result in organizations further delaying, canceling, or reducing capital expenditures generally and spending on enterprise software applications in particular. Such delays, cancellations or reductions could adversely affect our business.

We have a history of losses and may have continued losses in the future.

        We incurred a net loss of approximately $1.7 million for the six months ended June 30, 2003. As of June 30, 2003, our accumulated deficit was $231.7 million. Although our business generated positive cash flow from operations over the six-month period ending June 30, 2003, we have not yet achieved profitability and may not do so during 2003. Even if we do achieve profitability, we may be unable to sustain or increase profitability on a quarterly or annual basis.

We have a limited operating history with the Aspen suite, which makes it difficult to predict our future performance.

        The primary focus of our business is and throughout 2003 will continue to be the Aspen suite. We released the first version of the Aspen suite in September 2001 and released the first major upgrade in September 2002. Accordingly, we have a limited operating history on which to evaluate our current business and future prospects. Our limited operating history with the Aspen suite makes it difficult to predict our future performance and may not provide investors with a meaningful basis for evaluating an investment in our common stock.

The enterprise learning software market is in the early stages of development and may not grow to a sufficient size or at a sufficient rate to sustain our business.

        The enterprise learning software market is in the early stages of development, and may not grow to a sufficient size or at a sufficient rate for our business to succeed. Corporate training and education historically have been conducted primarily through classroom instruction. Although technology-based training applications have been available for many years, they currently account for only a small portion of the overall corporate learning market. Accordingly, our success will depend on the extent to which companies implement enterprise learning software solutions for the design, development, delivery and management of their corporate learning needs.

        Many companies that have already invested substantial resources in traditional training methods may be reluctant to adopt a new strategy that may limit or compete with their existing investments. Even if companies implement enterprise learning software solutions, they may still choose to develop such solutions internally. If the use of enterprise learning software does not become widespread or if companies choose to develop such software internally rather than acquiring it from third parties, then our enterprise learning software may not be commercially successful.

We face risks encountered in emerging markets and may be unsuccessful in addressing these risks.

        We face risks frequently encountered in new and rapidly evolving markets. Specific risks we face relate to the demand for and market acceptance of our enterprise learning solutions. We may fail to adequately address these risks, and therefore our business may suffer. To address these risks, we must:

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  effectively market our enterprise learning software to new and existing customers;

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  continue to enhance the technology upon which our enterprise learning software is based;

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  successfully implement our enterprise learning software for our customers and generate continuing revenue from those customers; and

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  address and establish new technologies and technology standards.

We face intense competition from other enterprise learning software providers and may be unable to compete successfully.

        The enterprise learning software market is highly fragmented and competitive, with no single firm accounting for a dominant market share. Our competitors vary in size, scope and the breadth of products and services offered. We face competition from:

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  other developers of enterprise learning systems;

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  providers of other enterprise software solutions;

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  large professional consulting firms and in-house IT departments; and

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  developers of web authoring tools.

        There are relatively low barriers to entry in the enterprise learning market and new competitors may enter this market in the future. Increased competition may result in price reductions, reduced gross margins and loss of market share. We may not be able to contend effectively with such increased competition. In particular, vendors of other enterprise software applications such as enterprise resource planning, human resource management or customer relationship management have begun to offer learning delivery and management functionality to extend their current product lines within their existing customer base. Although these offerings may not offer the same functionality as our Aspen suite, bundling these offerings with the remainder of their solutions could diminish our ability to sell our products and services to their customers and announcements by these companies of future products could delay purchasing decisions by their customers and our prospects, either of which could adversely affect our business.

        Certain of our existing and potential competitors have longer operating histories and significantly greater financial, technical, marketing and other resources and therefore may be able to respond more quickly to new or changing opportunities, technologies, standards and customer requirements or to compete more aggressively on pricing. Price competition would likely result in reduced gross margins and may prevent the Aspen suite from yielding results sufficient for our business to succeed.

        Strategic relationships are important in expanding the distribution reach of companies in the enterprise learning market. If our competitors were to establish strategic relationships to resell or distribute their products through their strategic partners, our ability to market and sell products and services successfully may be substantially diminished. In addition, the existence or announcement of strategic relationships involving our competitors could adversely affect our ability to attract and retain customers.

International operations may impose substantial burdens on our resources, divert management's attention or otherwise harm our business.

        We rely on independent partners in foreign countries to help conduct our international operations and sales and marketing efforts. Our success in international markets consequently will depend to a large degree on the success of these independent partners, over which we have little control. If they are unwilling or unable to dedicate sufficient resources to our relationships, our international operations will suffer.

        We rely on our operations in Hyderabad, India to enable us to complete customer implementation projects and new releases of the Aspen suite on time and within our established budgets. Should our operations in Hyderabad be disrupted for any significant period of time, it could prevent us from completing customer implementations or new releases of the Aspen suite in a timely manner, which could cause our business to suffer.

        Our efforts in Hyderabad and elsewhere abroad are subject to a number of risks inherent in international operations, including:

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  diversion of management attention;

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  difficulties and costs of staffing and managing foreign offices;

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  different learning styles and cultures;

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  numerous and potentially conflicting regulatory requirements;

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  export controls, import tariffs and other barriers to trade;

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  changes in laws or governmental policies;

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  reduced protection of intellectual property rights;

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  regional political and economic instability; and

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  fluctuations in currency exchange rates.

Our debt covenants may significantly restrict our operations.

        We are subject to numerous covenants in our agreement with Silicon Valley Bank that impose financial and operating restrictions on our business if we wish to maintain availability of the credit facility. These restrictions may affect our ability to operate our business, may limit our ability to take advantage of potential business opportunities as they arise, and may adversely affect the conduct of our current business. These covenants place restrictions on our ability to, among other things:

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  incur debt with parties other than Silicon Valley Bank;

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  pay dividends, redeem or repurchase our stock or make other distributions;

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  make acquisitions or investments;

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  engage in new or different businesses;

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  change our capital structure;

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  use assets as security in other transactions;

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  enter into transactions with affiliates or outside the ordinary course of business;

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  merge or consolidate with others or acquire assets outside the ordinary course of business;

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  dispose of assets or use asset sale proceeds;

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  create liens on our assets; and

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  extend or guaranty credit.

        In addition, the terms of our indebtedness require that we meet certain financial covenants related to maximum net losses and minimum tangible net worth. The covenants governing our existing indebtedness restrict our operations and those of our subsidiaries, and these limitations could impair our ability to meet such financial covenants. In addition, our ability to meet these financial covenants and to comply with other provisions governing our indebtedness may be affected by changes in economic or business conditions or other events beyond our control. Moreover, failure to comply with our debt-related obligations could result in an event of default that, if not cured or waived, could result in an acceleration of our indebtedness. We are currently in compliance with these covenants, but we cannot assure you that we will not violate these covenants in the future. In the past, we have on occasion violated certain of the covenants under our loan agreements with Silicon Valley Bank and the bank has waived those violations without cost to us. However, we cannot assure you that the bank will waive any future violations at no cost to us, or at all.

        Moreover, because the amount available for borrowing under our agreement is based on our eligible accounts receivable, we may from time to time become over-advanced under the line of credit if our eligible accounts receivable decrease, either because they have been collected but not applied against the existing obligations or because they have become ineligible under the terms of the agreement. In such a case we may be required to immediately repay a portion of the amount borrowed sufficient to bring the total amount owed to no more than the total availability under the loan facility.

The loss of the services of our senior executives and key personnel would likely cause our business to suffer.

        Our success depends to a significant degree on the performance of the senior management team and other key employees. The loss of any of these individuals could harm our business. We do not have employment agreements with several of our executives or with any other key employees, and we do not maintain key person life insurance for any officers or key employees.

        Our success also depends on our ability to attract, integrate, motivate and retain highly skilled technical, sales and marketing and professional services personnel. Competition for qualified personnel in the enterprise software industry is intense. To the extent we are unable to attract and retain skilled personnel our business will suffer.

Our Aspen suite is a new product and may contain defects or otherwise perform improperly.

        Our Aspen suite was initially released in September 2001, and the first major version upgrade was released in September 2002. We anticipate continuing to add new features, functionality and components. Complex enterprise software products frequently contain errors or failures, especially when first introduced or when new versions are released. Because the Aspen products are complex software packages with new features and functionality being added and new versions being released on a regular basis, there is a greater likelihood that they may contain such errors. In addition, since the Aspen suite is targeted at enterprise customers with large numbers of users, customers and potential customers may have a greater sensitivity to product defects or product integration than the market for software products generally. To date we have experienced errors in the Aspen platform, in particular when new versions or functionality is first released, although such errors have not had a material impact on our business and generally have been corrected shortly after discovery. Although we have not experienced this to date, serious product errors could result in loss of revenue or delay in market acceptance, diversion of development resources, damage to our reputation, or increased service and warranty costs.

We may not be able to adapt to rapidly changing technology and evolving industry standards.

        The enterprise learning software market is characterized by rapidly changing technologies, frequent new product and service introductions, short development cycles and evolving industry standards. The introduction of new products and services embodying new technologies and the emergence of new industry standards may render our products and services obsolete. Our success depends on our ability to adapt to a rapidly changing landscape and to offer new products and services to address our customers' changing demands. We may experience difficulties that delay or prevent the successful design, development, introduction or marketing of our products and services. To the extent we in fact experience such delays, we may experience difficulty in attracting new customers and may lose existing customers.

If we are unable to build the Click2learn and Aspen brands, we may be unable to grow our business.

        We believe that establishing and maintaining the Click2learn and Aspen brands will be critical to the success of our enterprise learning strategy and that the importance of brand recognition will increase as the market for enterprise learning software products grows. If our brand building strategy is unsuccessful, our business could be materially harmed.

We face the risk of liability for failures to meet unique customer requirements, and the risk of cost overruns on fixed-price projects.

        The failure or inability to meet a customer's unique expectations or requirements in the performance of services could impair our reputation or result in a claim for damages, regardless of our responsibility for the failure. Although generally we attempt to limit contractually our liability for damages arising from product defects and other mistakes in rendering professional services, these contractual protections are not always obtained and may not be enforced or otherwise may not protect us from liability. Our insurance may not be sufficient to cover these claims. In addition, most of our professional services projects are performed on a fixed-price basis rather than on a time and materials basis. If we do not complete fixed-price engagements within budget, on time and to clients' satisfaction, we bear the risk of cost overruns.

Security and privacy breaches could subject us to litigation and liability.

        We host certain of our customers' enterprise learning software implementations at our data center and provide access to that software using the Internet. The Internet is a public network and data is sent over this network from many sources. Although we take reasonable steps in accordance with current industry practices to ensure the security of our hosting systems and customer data, computer viruses could be introduced into our systems or those of our customers, which could disrupt the operation of our hosting systems or make them inaccessible to users. We depend on Internet service providers and telecommunications companies and the efficient operation of their computer networks and other computer equipment to enable customers to access and use hosted software implementations. Each of these has experienced significant outages in the past and could experience outages, delays and other difficulties due to system failures unrelated to our systems, which could cause our customers to believe we were at fault and withhold payments due to us.

        We could become subject to litigation and liability if third parties penetrate security for our hosting systems or otherwise misappropriate our users' confidential information or if customers are unable to access and use hosted software implementations. Advances in computer capabilities, new discoveries in the field of cryptography or other technological events or developments could result in compromises or breaches of our security systems. Anyone who circumvents our security measures could misappropriate proprietary information or cause interruptions in our services or operations. We may be required to expend significant capital and other resources to protect against the threat of security breaches or service interruptions or to alleviate problems caused by breaches or service interruptions.

Acquisitions or investments may drain capital and equity resources, divert management's attention or otherwise harm our business.

        In the future we may acquire or make investments in other businesses, products or technologies. Such acquisitions or investments may require that we pay significant cash, issue stock or incur substantial debt. In addition, such acquisitions or investments may require significant managerial attention, which may be diverted from our other operations. These capital, equity and managerial commitments may impair the operation of our business. Furthermore, acquired businesses may not be effectively integrated, may be unable to maintain key pre-acquisition business relationships, may contribute to increased fixed costs and may expose us to unanticipated liabilities.

Our intellectual property may become subject to legal challenges, unauthorized use or infringement, any of which could diminish the value of our products and services.

        Our success depends in large part on our proprietary technology. We rely on a combination of copyrights, trademarks, trade secret laws, restrictions on disclosure and other methods to protect our proprietary technology. We do not have patents for any of the technology underlying our Aspen platform. If we fail to successfully enforce our intellectual property rights, the value of these rights, and consequently the value of our products and services to our customers, could diminish substantially. It may be possible for third parties to copy or otherwise obtain and use our intellectual property or trade secrets without our authorization, and it may be possible for third parties to independently develop substantially equivalent intellectual property.

        Litigation may be necessary in the future to enforce our intellectual property rights, to protect trade secrets or to determine the validity and scope of the proprietary rights of others. From time to time we have received, and may in the future receive, notice of claims of infringement of other parties' proprietary rights. Such claims could result in costly litigation and could divert management and technical resources. They could also delay product shipment or require us to develop non-infringing technology or enter into royalty or licensing agreements, which agreements may not be available on reasonable terms, or at all.

Our products include third-party technology, the loss of which could materially harm our business.

        We use some licensed third-party technology components in our products. Future licenses to this technology may not be available to us on commercially reasonable terms, or at all. The loss of or inability to obtain or maintain any of these technology licenses could result in delays in the introduction of new products or could force us to discontinue offering portions of our enterprise learning solutions until equivalent technology, if available, is identified, licensed and integrated. Furthermore, we may become subject to legal claims related to licensed technology based on product liability, infringement of intellectual property or other legal theories.

Risks Related to this Resale Offer

The issuance of common stock by us at a price per share less than the stated exercise price during the term of certain warrants may lower the exercise price of the warrants.

        In connection with the private placement of shares of common stock, we issued warrants to purchase an aggregate of 2,984,253 shares of our common stock at an initial exercise price of $1.90 per share. These warrants contain anti-dilution provisions that would result in the reduction of the exercise price in the event of certain issuances by us of common stock or rights to purchase common stock at a price below the then-current exercise price, subject to customary exceptions.

Failure by us to maintain this prospectus for use by the selling stockholders may result in cash penalties paid to the selling stockholders.

        If this prospectus is unavailable for use by the selling stockholders, we are required under the terms of a registration rights agreement entered into between us and the selling stockholders in certain circumstances to pay such holders liquidated damages in cash in an amount equal to 1.5% of the aggregate amount invested by the holders for each 30-day period or pro rata for any portion of such period that the prospectus is unavailable for use.

Our stock price has been and may continue to be volatile.

The trading price of our common stock has been and is likely to continue to be highly volatile. For example, during the 52-week period ended September 4, 2003, the closing price of our common stock ranged from $0.34 to $2.38 per share. Our stock price is subject to continued fluctuations in response to a number of factors, including:

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  actual or anticipated variations in quarterly operating results;

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  changes in financial estimates or recommendations by securities analysts;

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  conditions or trends in the learning and enterprise software markets;

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  announcements by us or our competitors of significant customer wins, technological innovations, new products or services;

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  announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

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  additions or departures of key personnel;

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  sales of our common stock; and

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  general market conditions.

        The stock market in general, and the market for enterprise software and technology companies in particular, recently has experienced extreme price and volume fluctuations that have been unrelated or disproportionate to the operating performance of many of the affected companies. These broad market and industry factors may depress our stock price, regardless of our operating performance.

        In the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the targets of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management's attention, which could seriously harm our business.

        In addition, to maintain our listing the Nasdaq National Market we must continue to maintain a minimum bid price for our common stock of $1.00 per share or more. During 2002, our common stock traded below the $1.00 minimum bid requirement for a period of time such that we no longer met the continued listing criteria for the Nasdaq National Market. Although we have regained compliance with the listing criteria and are currently in good standing on the Nasdaq National Market, our minimum bid price may again drop below the $1.00 minimum bid price for a sufficient period of time that we do not meet the continued listing criteria. Loss of our Nasdaq National Market status could also make it more difficult for us to raise capital or complete acquisitions.

We have adopted antitakeover provisions that could make the sale of Click2learn more difficult.

        Our certificate of incorporation and bylaws contain provisions that could make it more difficult for a third party to acquire us without the consent of our board of directors. Included among these provisions are those providing for a staggered board, advance notice of stockholder proposals and nominations and restrictions on the persons that may call special stockholder meetings. These provisions may delay or prevent a change of control of Click2learn, even if this change of control would benefit our stockholders.

USE OF PROCEEDS

        We will not receive any of the proceeds from the sale of the common stock offered in this prospectus. If the warrants described under "Selling Stockholders" are exercised for cash, then we would receive the proceeds from the exercise of the warrants.

SELLING STOCKHOLDERS

        The selling stockholders purchased an aggregate of 7,460,644 shares of common stock in a private placement transaction dated as of June 20, 2003. The selling stockholders also received warrants to purchase an aggregate of 2,984,253 shares of common stock at an exercise price of $1.90 per share.

        We have registered for resale the shares sold in the private placement and issuable on exercise of the warrants to permit the selling stockholders and transferees to resell the shares when they deem appropriate. Except for Craig-Hallum Capital Group, LLC, which acted as the placement agent in the transaction, and its related entity Craig-Hallum Partners, LP, none of the selling stockholders had a material relationship with us within the past three years.

        Although fully vested, the warrants are not exercisable until December 20, 2003. The selling stockholders are prohibited, subject to certain exceptions, from exercising the warrants to the extent that such exercise would result in a selling stockholder beneficially owning in excess of 4.999% and 9.999% of the outstanding shares of our common stock following such exercise. This restriction would not prevent a selling stockholder from acquiring and selling in excess of 4.999% and 9.999% of the outstanding shares of our common stock through a series of exercises and sales under the warrant while never beneficially owning more than 4.999% or 9.999% at any one time. Notwithstanding the foregoing, a selling stockholder may waive the 4.999% limitation by delivering a written notice to us, which would take effect 61 days following delivery.

        In the purchase agreement, each of the selling stockholders represented that it had acquired the shares for investment purposes only and with no present intention of distributing those shares, except in compliance with all applicable securities laws. In addition, each of the selling stockholders represented that it qualifies as an "accredited investor" as such term is defined in Rule 501 under the Securities Act. We agreed in a registration rights agreement signed in connection with the purchase agreement to prepare and file a registration statement as soon as practicable and to bear all expenses, including up to $10,000 in fees and expenses of counsel for the selling stockholders, but not including underwriting discounts and commissions and brokerage commissions and fees. Accordingly, in recognition of the fact that the selling stockholders, even though each purchased the shares without a view to distribution, may wish to be legally permitted to sell the shares each deems appropriate, we filed with the SEC a registration statement on Form S-3, of which this prospectus forms a part. We have also agreed to prepare and file any amendments and supplements to the registration statement as may be necessary to keep the registration statement effective until the earlier of the date on which the shares offered in this prospectus have been sold or may be resold by the selling stockholders without registration under Rule 144(k) of the Securities Act.

        Each selling stockholder that is an affiliate of a registered broker-dealer represented to the Company that the shares acquired by it in the private placement were purchased in the ordinary course of business and at the time of the purchase, such selling stockholders had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

        The following table sets forth the names of the selling stockholders, the number of shares of common stock owned beneficially by each selling stockholder before and after this offering, the number of shares of common stock issuable upon exercise of the warrants held by the selling stockholders, and the number of shares which may be offered pursuant to this prospectus. This information is based on information provided by the selling stockholders.

        Please be aware that the percentage of shares noted as owned is based on 32,512,129 shares outstanding as of September 4, 2003. In addition, shares of common stock subject to warrants are deemed outstanding for the purpose of computing the percentage ownership of the person holding such warrants, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. The table assumes that each of the selling stockholders sells all of the shares offered by it in this offering. However, we are unable to determine the exact number of shares that actually will be sold or when or if such sales will occur.

        To our knowledge, as of the date of this prospectus, there currently are no agreements, arrangements or understandings with respect to the sale of any of the shares issued in the private placement. The shares are being registered to permit public secondary trading of the shares and the selling stockholders may offer the shares for resale from time to time.

	Prior to Offering			After Offering(2)
Name	Number of Shares Beneficially Owned	Number of Warrant Shares	Number of Shares Being Offered(1)	Number of Shares Beneficially Owned	Percent
Robert G. Allison	33,976(3)	10,491	40,467	4,000	*
Alydar Fund Ltd.	188,076(4)	52,184	201,281	38,979	*
Alydar Fund, LP	80,948(5)	22,448	86,585	16,811	*
Alydar QP Fund, LP	218,188(6)	51,267	197,745	71,710	*
Craig Campbell	44,976(7)	10,491	40,467	15,000	*
Constable Capital, LLC	381,186(8)	133,415	514,601	0	*
Constable Capital QP, LLC	113,418(9)	39,696	153,114	0	*
Craig-Hallum Capital Group LLC	0(10)	373,032	373,032	0	*
Craig-Hallum Partners LP	142,952(11)	20,983	80,935	83,000	*
C.S.L. Associates L.P.	110,952(12)	20,983	80,935	51,000	*
Dennis D. Gonyea	29,976(13)	10,491	40,467	0	*
Jon D. & Linda W. Gruber	1,718,184(14)	35,000	135,000	799,000	2.45
Gruber & McBaine International	224,000(15)	70,000	270,000	24,000	*
Lagunitas Partners LP	694,184(16)	216,714	835,898	75,000	*
J. Patterson McBaine	1,730,184(17)	35,000	135,000	811,000	2.49
Pequot Navigator Offshore Fund, Inc.	341,427(18)	119,499	460,926	0	*
Pequot Scout Fund, LP	304,665(19)	58,858	227,023	136,500	*
Pleiades Investment Partners-R, L.P.	377,100(20)	69,825	269,325	177,600	*
Potomac Capital International Ltd.	102,200(21)	17,465	67,365	52,300	*
Potomac Capital Partners, LP	482,904(22)	85,821	331,025	237,700	*
SF Capital Partners Ltd.	1,600,000(23)	560,000	2,160,000	0	*
Schottenfeld Qualified Associates, LP	375,560(24)	104,916	404,676	75,800	*
Special Situations Private Equity Fund, L.P.	899,280(25)	314,748	1,214,028	0	*
James & Kristy Tiampo	1,593,619(26)	419,664	1,618,704	247,000	*
Verbier Investments	271,079(27)	51,653	199,232	123,500	*
WBL Limited Partnership	197,481(28)	69,118	266,599	0	*
David M. Westrum	29,976(29)	10,491	40,467	0	*

*
Less than 1%

(1)
With respect to each selling stockholder, represents the number of shares of common stock purchased in the private placement plus the maximum number of shares of common stock issuable upon exercise of the warrants sold in the private placement without regard to the 4.999% and 9.999% limitations described above.

(2)
Assumes exercise in full of all warrants and sale of all shares offered in this prospectus and no other purchases or sales of our common stock.

(3)
Does not include 10,491 shares of common stock issuable upon exercise of warrants, which warrants are not exercisable until December 20, 2003 and are subject to the 4.999% and 9.999% limitations described above.

(4)
Does not include 52,184 shares of common stock issuable upon exercise of warrants, which warrants are not exercisable until December 20, 2003 and are subject to the 4.999% and 9.999% limitations described above. John A. Murphy, General Partner of Alydar Fund Ltd., holds sole voting and investment powers over the shares listed.

(5)
Does not include 22,448 shares of common stock issuable upon exercise of warrants, which warrants are not exercisable until December 20, 2003 and are subject to the 4.999% and 9.999% limitations described above. John A. Murphy, General Partner of Alydar Fund LP, holds sole voting and investment powers over the shares listed.

(6)
Does not include 51,267 shares of common stock issuable upon exercise of warrants, which warrants are not exercisable until December 20, 2003 and are subject to the 4.999% and 9.999% limitations described above. John A. Murphy, General Partner of Alydar QP Fund, LP, holds sole voting and investment powers over the shares listed.

(7)
Does not include 10,491 shares of common stock issuable upon exercise of warrants, which warrants are not exercisable until December 20, 2003 and are subject to the 4.999% and 9.999% limitations described above.

(8)
Does not include 133,415 shares of common stock issuable upon exercise of warrants, which warrants are not exercisable until December 20, 2003 and are subject to the 4.999% and 9.999% limitations described above. Donald M. Constable, Managing Member of Constable Capital, LLC, holds sole voting and investment powers over the shares listed.

(9)
Does not include 39,696 shares of common stock issuable upon exercise of warrants, which warrants are not exercisable until December 20, 2003 and are subject to the 4.999% and 9.999% limitations described above. Donald M. Constable, Managing Member of Constable Capital QP, LLC, holds sole voting and investment powers over the shares listed.

(10)
Craig-Hallum Capital Group, LLC acted as placement agent in connection with the private placement transaction. The warrants listed are not exercisable until December 20, 2003 and are subject to the 4.999% and 9.999% limitations described above. Bradley W. Baker, President, John L. Flood, Chairman, and Patricia S. Bartholomew, Secretary and General Counsel of Craig-Hallum Capital Group LLC, share voting and investment powers over the shares listed. Craig-Hallum Capital Group LLC is a registered broker-dealer.

(11)
Does not include 20,983 shares of common stock issuable upon exercise of warrants, which warrants are not exercisable until December 20, 2003 and are subject to the 4.999% and 9.999% limitations described above. Bradley W. Baker, John L. Flood and Kevin P. Harris, as Managing Partners of the general partner of Craig-Hallum Partners LP, share voting and investment powers over the shares listed, and are the managing partners of Craig-Hallum Capital Group, which acted as placement agent in connection with the private placement transaction.

(12)
Does not include 20,983 shares of common stock issuable upon exercise of warrants, which warrants are not exercisable until December 20, 2003 and are subject to the 4.999% and 9.999% limitations described above. Charles S. Lipson, Managing Member of C.S.L. Associates L.P., holds sole voting and investment powers over the shares listed. Mr. Lipson is an employee of Puglisi & Co., which is a registered broker-dealer.

(13)
Does not include 10,491 shares of common stock issuable upon exercise of warrants, which warrants are not exercisable until December 20, 2003 and are subject to the 4.999% and 9.999% limitations described above.

(14)
Includes 694,184 shares of common stock held by Lagunitas Partners LP, which is managed by Gruber & McBaine Capital Management, 224,000 shares held by Gruber & McBaine International, of which Gruber & McBaine Capital Management is attorney-in-fact and 641,500 shares of common stock held by other entities managed by Gruber & McBaine Capital Management. Jon D. Gruber is a partner of Gruber & McBaine Capital Management. Does not include 35,000 shares of common stock issuable upon exercise of warrants held by Jon D. & Linda W. Gruber, which warrants are not exercisable until December 20, 2003 and are subject to the 4.999% and 9.999% limitations described above. The Number of Warrant Shares listed does not include the shares of common stock issuable upon exercise of warrants held by Lagunitas Partners LP and Gruber & McBaine International because such warrants are not exercisable within 60 days of the date hereof.

(15)
Does not include 70,000 shares of common stock issuable upon exercise of warrants, which warrants are not exercisable until December 20, 2003 and are subject to the 4.999% and 9.999% limitations described above. Jon D. Gruber and J. Patterson McBaine, Managers, and Eric B. Swergold, Member of Gruber & McBaine Capital Management, attorney-in-fact for Gruber & McBaine International, share voting and investment powers over the shares listed.

(16)
Does not include 216,714 shares of common stock issuable upon exercise of warrants, which warrants are not exercisable until December 20, 2003 and are subject to the 4.999% and 9.999% limitations described above. Jon D. Gruber and J. Patterson McBaine, Managers, and Eric B. Swergold, Member of Gruber & McBaine Capital Management, the general partner of Lagunitas Partners LP, share voting and investment powers over the shares listed.

(17)
Includes 694,184 shares of common stock held by Lagunitas Partners LP, which is managed by Gruber & McBaine Capital Management, 224,000 shares held by Gruber & McBaine International, of which Gruber & McBaine Capital Management is attorney-in-fact and 641,500 shares of common stock held by other entities managed by Gruber & McBaine Capital Management. J. Patterson McBaine is a partner of Gruber & McBaine Capital Management. Does not include 35,000 shares of common stock issuable upon exercise of warrants held by J. Patterson McBaine, which warrants are not exercisable until December 20, 2003 and are subject to the 4.999% and 9.999% limitations described above. The Number of Warrant Shares listed does not include the shares of common stock issuable upon exercise of warrants held by Lagunitas Partners LP and Gruber & McBaine International because such warrants are not exercisable within 60 days of the date hereof.

(18)
Shares held of record by selling stockholder beneficially owned by Pequot Capital Management, Inc. ("PCMI"), investment advisor to Pequot Navigator Offshore Fund, Inc. Arthur Samberg, primary officer of PCMI, holds sole voting and investment powers over the shares listed. Does not include 119,499 shares of common stock issuable upon exercise of warrants, which warrants are not exercisable until December 20, 2003 and are subject to the 4.999% and 9.999% limitations described above and 611,565 shares of common stock otherwise beneficially owned by PCMI.

(19)
Shares held of record by selling stockholder beneficially owned by PCMI, investment manager to Pequot Scout Fund, LP. Arthur Samberg, primary officer of PCMI, holds sole voting and investment powers over the shares listed. Does not include 58,858 shares of common stock issuable upon exercise of warrants, which warrants are not exercisable until December 20, 2003 and are subject to the 4.999% and 9.999% limitations described above and 648,327 shares of common stock otherwise beneficially owned by PCMI.

(20)
Does not include 69,825 shares of common stock issuable upon exercise of warrants, which warrants are not exercisable until December 20, 2003 and are subject to the 4.999% and 9.999% limitations described above.

(21)
Does not include 17,465 shares of common stock issuable upon exercise of warrants, which warrants are not exercisable until December 20, 2003 and are subject to the 4.999% and 9.999% limitations described above.

(22)
Does not include 85,821 shares of common stock issuable upon exercise of warrants, which warrants are not exercisable until December 20, 2003 and are subject to the 4.999% and 9.999% limitations described above.

(23)
Does not include 560,000 shares of common stock issuable upon exercise of warrants, which warrants are not exercisable until December 20, 2003 and are subject to the 4.999% and 9.999% limitations described above. SF Capital Partners Ltd. is an affiliate of Reliant Trading and Shepard Trading Limited, each of which are registered-broker dealers.

(24)
Does not include 104,916 shares of common stock issuable upon exercise of warrants, which warrants are not exercisable until December 20, 2003 and are subject to the 4.999% and 9.999% limitations described above. Richard Schottenfeld, Managing Member of Schottenfeld Qualified Associates, LP has sole voting and investment authority over the listed shares. Mr. Schottenfeld is an employee of Puglisi & Co., which is a registered broker-dealer.

(25)
Does not include 314,748 shares of common stock issuable upon exercise of warrants, which warrants are not exercisable until December 20, 2003 and are subject to the 4.999% and 9.999% limitations described above. MG Advisers, L.L.C. ("MG") is the general partner of and investment adviser to the Special Situations Private Equity Fund, L.P. ("SSPEF"). Austin W. Marxe and David M. Greenhouse are the principal owners of MG and are principally responsible for the selection, acquisition and disposition of the portfolio securities by MG on behalf of SSPEF.

(26)
Includes 271,079 shares of common stock held by Verbier Investments. Does not include 419,664 shares of common stock issuable upon exercise of warrants held by James & Kristy Tiampo, which warrants are not exercisable until December 20, 2003 and are subject to the 4.999% and 9.999% limitations described above. The Number of Warrant Shares listed does not include the shares of common stock issuable upon exercise of warrants held by Verbier Investments because such warrants are not exercisable within 60 days of the date hereof.

(27)
Does not include 51,653 shares of common stock issuable upon exercise of warrants, which warrants are not exercisable until December 20, 2003 and are subject to the 4.999% and 9.999% limitations described above. James J. Tiampo, Managing Partner of Verbier Investments, holds sole voting and investment powers over the shares listed.

(28)
Does not include 69,118 shares of common stock issuable upon exercise of warrants, which warrants are not exercisable until December 20, 2003 and are subject to the 4.999% and 9.999% limitations described above. Jeffrey Sowaba, General Partner of WBL Limited Partnership, holds sole voting and investment powers over the shares listed.

(29)
Does not include 10,491 shares of common stock issuable upon exercise of warrants, which warrants are not exercisable until December 20, 2003 and are subject to the 4.999% and 9.999% limitations described above.

PLAN OF DISTRIBUTION

        We are registering all 10,444,897 shares on behalf of the selling stockholders. The selling stockholders, which as used herein, includes any of their pledgees, assignees, transferees and successors-in-interest, may from time-to-time, sell any or all of their shares of common stock on the Nasdaq National Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders will act independently from us in making decisions with respect to the timing, manner and size of each sale. We cannot guarantee that the selling stockholders will sell any or all of these shares. The selling stockholders may use any one or more of the following methods when selling shares:

  •
  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  •
  block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  •
  an exchange distribution in accordance with the rules of the applicable exchange;

  •
  privately negotiated transactions;

  •
  short sales;

  •
  an agreement between one or more of the selling stockholders and one or more broker-dealers to sell a specified number of such shares at a stipulated price per share;

  •
  a combination of any such methods of sale and

  •
  any other method permitted pursuant to applicable law.

        In connection with distributions of such shares or otherwise, the selling stockholders may enter into hedging transactions in the course of which broker-dealers may engage in short sales, short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities with broker-dealers. The selling stockholders also may sell our common stock short and redeliver the shares to close out such short positions. The selling stockholders may enter into option or other transactions with broker-dealers that require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer the shares under this prospectus, as supplemented or amended to reflect such transaction. The selling stockholders also may loan or pledge the shares to a broker-dealer under the margin provisions of customer agreements or otherwise, and, upon default, such broker-dealer may sell the pledged shares pursuant to this prospectus.

        The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock or warrants owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders may also transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus.

        Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as an agent for the purchaser of the shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. The selling stockholders may agree to indemnify any agent, broker or dealer that participates in transactions involving shares of the common stock against certain liabilities, including liabilities arising under the Securities Act.

        At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed. Such prospectus supplement will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other items constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed sales price to the public.

        The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

        The company is required to pay all fees and expenses incident to the registration of the shares, including certain fees and disbursements of counsel to the selling stockholders. The company has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

        The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

        We have the right, upon written notice to the selling stockholders, to require the selling stockholders to suspend open market offers and sales of the shares in certain circumstances. We have agreed to limit such suspensions to not more than 30 consecutive days and not more than 60 days in any twelve-month period.

        We entered into a registration rights agreement for the benefit of the selling stockholders to register for resale their common stock under applicable federal and state securities laws under certain circumstances and for a certain period of time. The registration rights agreement provides for the cross-indemnification of the selling stockholders and such selling stockholders' directors, officers, members, employees, agents, successors and assigns and controlling persons and us and our directors, officers, employees, stockholders and controlling persons against certain liabilities in connection with the offer and sale of the common stock, including liabilities under the Securities Act.

        The selling stockholders and other persons participating in the sale or distribution of the shares will be subject to the provisions of the Exchange Act and its associated rules and regulations. Regulation M of the Exchange Act may limit the timing of purchases and sales of the shares by the selling stockholders and any other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities for a period of up to five business days before the distribution.

LEGAL MATTERS

        Certain legal matters in connection with the common stock offered by this prospectus have been passed upon for us by Perkins Coie LLP, Seattle, Washington.

EXPERTS

        The consolidated financial statements and the related financial statement schedule of Click2learn, Inc. and subsidiaries as of December 31, 2002, and 2001, and for each of the years in the three-year period ended December 31, 2002, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2002, financial statements and the related financial statement schedule refers to a change in the method of accounting for goodwill and other intangible assets.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution

        The following table sets forth the costs and expenses, other than underwriting discounts, payable by the registrant in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee.

SEC registration fee	$1,660.41
Legal fees and expenses	$20,000.00
Accounting fees and expenses	$15,000.00
Miscellaneous fees and expenses	$2,500.00

Total	$39,160.41

Item 15.    Indemnification of Directors and Officers

        As permitted by the Delaware General Corporation Law, our Amended and Restated Certificate of Incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases) or (iv) for any transaction from which the director derived an improper personal benefit. As permitted by the Delaware General Corporation Law, our Bylaws provide that (i) we are required to indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions, (ii) we may indemnify our other employees and agents to the extent that we indemnify our officers and directors, unless otherwise required by law, our Amended and Restated Certificate of Incorporation, our Bylaws or agreements, (iii) we are required to advance expenses, as incurred, to our directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions and (iv) the rights conferred in the Bylaws are not exclusive.

        We have entered into Indemnification Agreements with each of our current directors and executive officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in our Amended and Restated Certificate of Incorporation and Bylaws and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

Item 16.    Exhibits

        The following exhibits are filed herewith or incorporated by reference herein:

4.1	Purchase Agreement dated as of June 20, 2003 (incorporated herein by reference to Exhibit 4.1 of the Registrant's 8-K dated June 20, 2003).
4.2	Registration Rights Agreement dated as of June 20, 2003 (incorporated herein by reference to Exhibit 4.2 of the Registrant's 8-K dated June 20, 2003).
4.3	Form of Warrant to purchase Common Stock (incorporated herein by reference to Exhibit 4.3 of the Registrant's 8-K dated June 20, 2003).
5.1*	Opinion of Perkins Coie LLP regarding the legality of common stock.
23.1	Independent Auditors' Consent.
23.2*	Consent of Perkins Coie LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (see page II-4 of initial filing of this Form S-3).

*
Previously filed.

Item 17.    Undertakings

        A.    The undersigned Registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i)
      To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

      (ii)
      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

      (iii)
      To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

            Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3 (§ 239.13 of this chapter), Form S-8 (§ 239.16b of this chapter) or Form F-3 (§ 239.33 of this chapter), and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        C.    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunder duly authorized, in the City of Bellevue, state of Washington, on the 5th day of September, 2003.

Click2learn, Inc.
By:	/s/ JOHN D. ATHERLY John D. Atherly Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to this registration statement has been signed by the following persons in the capacities indicated below on the 5th day of September, 2003.

Signature	Title

/s/ KEVIN M. OAKES Kevin M. Oakes	President, Chief Executive Officer and Chairman of the Board (principal executive officer)
/s/ JOHN D. ATHERLY John D. Atherly	Chief Financial Officer (principal financial and accounting officer)
* John Coné	Director
* Bert Kolde	Director
* Edward Harris	Director
* Jonathan Morgan	Director
* Sally Narodick	Director
* Ronald S. Posner	Director

* Vijay Vashee	Director
*By	/s/ JOHN D. ATHERLY John D. Atherly Power of Attorney

EXHIBIT INDEX

Exhibit Number
4.1	Purchase Agreement dated as of June 20, 2003 (incorporated herein by reference to Exhibit 4.1 of the Registrant's 8-K dated June 20, 2003).
4.2	Registration Rights Agreement dated as of June 20, 2003 (incorporated herein by reference to Exhibit 4.2 of the Registrant's 8-K dated June 20, 2003).
4.3	Form of Warrant to purchase Common Stock (incorporated herein by reference to Exhibit 4.3 of the Registrant's 8-K dated June 20, 2003).
5.1*	Opinion of Perkins Coie LLP regarding the legality of common stock.
23.1	Independent Auditors' Consent.
23.2*	Consent of Perkins Coie LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (see page II-4 of initial filing of this Form S-3).

*
Previously filed

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RISK FACTORS
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LEGAL MATTERS
EXPERTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 14. Other Expenses of Issuance and Distribution
  Item 15. Indemnification of Directors and Officers
  Item 16. Exhibits
  Item 17. Undertakings
SIGNATURES
EXHIBIT INDEX